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[JOHN Q. HAMMONS LOGO]
                                                       FOR IMMEDIATE RELEASE


Contact: Scott Tarwater                   Kelly Campbell
         John Q. Hammons Hotels, Inc.     Publicis Dialog for John Q. Hammons
                                          Hotels, Inc.
         (417) 873-3591                   (972) 628-7738
         scott.tarwater@jqh.com           kelly.campbell@publicis-usa.com


                JOHN Q. HAMMONS HOTELS EXTENDS EXCLUSIVITY PERIOD
                   WITH INVESTOR GROUP THROUGH MARCH 10, 2005

     SPRINGFIELD, MO. - (FEBRUARY 25, 2005) - John Q. Hammons Hotels, Inc. (AMEX:JQH) announced today that it and its principal stockholder, John Q. Hammons, have agreed to continue to negotiate exclusively with an investor group led by JQH Acquisition, LLC through March 10, 2005 regarding a possible merger transaction. The exclusivity period was previously scheduled to expire on February 28, 2005. Although terms of the investor group's proposal remain subject to further discussion and negotiation, the proposal contemplates a merger transaction in which the Company's Class A shares would be purchased for $24.00 cash per share.

     Commenting on the continuation of exclusivity, the Chairman of the Special Committee, David Sullivan, said, "As we have stated before, there are a number of items that remain to be negotiated, particularly as to the various arrangements proposed between the investor group and Mr. Hammons, and the parties need some additional time to work through those items. There can be no assurance, even with this additional time, that a transaction will be consummated."

     ABOUT JOHN Q. HAMMONS HOTELS, INC.
     John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.


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